                                 EXHIBIT 10.43

                        DIRECT THERAPY SERVICES AGREEMENT

THIS DIRECT THERAPY SERVICES AGREEMENT ("Agreement") is made as of this 10th day of May, 1996 by and between Paragon Rehabilitation, Inc., a provider of rehab therapy services, (CONTRACTOR), having its principal place of business at 3100 West End Ave, Suite 470, Nashville, TN 37203 and ______________d/b/a Evangeline of Abemarle doing business at 620 Heatwood Drive, Abemarle, NC 28001 ("FACILITY").

RECITALS:

WHEREAS, Facility finds that patients are increasingly seeking admission to Facility with requirements for comprehensive, interdisciplinary physical, occupational and speech therapy services ("rehabilitation services" or "Services");

WHEREAS, Facility desires to provide efficient and effective rehabilitation services to patients who require such care;

WHEREAS, Facility desires to maintain compliance with the requirements of applicable laws, and applicable state and Federal survey and certification requirements that Facility provide care that will ensure that each patient achieves the highest practicable physical, mental and psychosocial well being;

WHEREAS, Facility recognizes its responsibility to be a prudent buyer of rehabilitation services; and

WHEREAS, Facility has reviewed the rates and services of other contract providers of rehabilitation services and finds Contractor's rates to be reasonable, considering the patients to be treated, the staffing required, the scope of necessary rehabilitation services, and the quality of Contractor's rehabilitation services.

IN CONSIDERATION of the above premises, the promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which the parties acknowledge, the parties agree to be legally bound as follows:

                                    ARTICLE I
                              NATURE OF ARRANGEMENT

Contractor shall hire and retain qualified, licensed and certified therapists and other affiliated providers ("Therapists") to perform rehabilitation services listed on Schedules A, B. and C attached hereto and incorporated herein ("Services") for the Facility's patients.

                                   ARTICLE II
                      DUTIES AND OBLIGATIONS OF CONTRACTOR

      2.1 Services. Contractor shall provide rehabilitation services as they relate to therapy, to patients of the Facility pursuant to a plan of treatment prescribed by the patient's physician, through Therapists pursuant to the terms and conditions of this Agreement and in accordance with any and all applicable requirements of Federal and state laws, rules and regulations. All Services rendered by Contractor hereunder shall be in accordance with the requirements of participation and reimbursement coverage requirements imposed by applicable governmental and other third party reimbursement sources. Contractor shall commence rendering Services pursuant to this Agreement as set forth in the Schedules A, B, and C attached hereto.

      2.2 Conferences: Training. Therapists rendering Services at the Facility shall participate in staff meetings and conferences in accordance with Facility's policies, for the purpose of discussing Facility's patient care policies, plans of treatments generally, and common patient treatment problems or issues. In addition, Therapists rendering Services at the Facility shall advise and participate in appropriate in-service educational training programs as may be required by state and Federal guidelines.

      2.3 Equipment and Supplies. Equipment and/or supplies owned or customary stocked by Facility and which are necessary for rehabilitation services may be used by Contractor. Should Contractor determine that certain equipment or supplies are needed at the Facility, contractor shall so advise the Facility and the Facility Administrator shall consider Contractor's recommendation for purchase but shall not be obligated to act on it. If Contractor offers to supply equipment or supplies, such arrangements shall be made on a request by request basis and approved only by the Facility Administrator on behalf of the Facility.

      2.4 Statement of Qualification. Contractor shall submit to Facility a statement of the qualifications and experience of each Therapist who is to provide rehabilitation services to Facility's patients on behalf of Contractor and copies of current certificates, licenses and/or registrations and renewals. Facility shall have the absolute right to disapprove of any Therapist who is to render services to patients of the Facility on behalf of Contractor pursuant to this Agreement, and to require that Contractor immediately replace such Therapist with another Therapist.

      2.5 Record Maintenance. Contractor shall provide, maintain and sign written documentation on the individual patient charts of treatment, progress and evaluations in accordance with requirements of the Facility and of Federal and state governmental agencies or other third party reimbursement sources and shall promptly incorporate such written documentation into the clinical records of Facility's patients and otherwise as is proscribed from time to time by the Facility. Additionally, Contractor shall maintain records as set forth in
Article IX, hereof.

      2.6 Notification by Contractor. Contractor shall provide prompt notification to Facility if it cannot provide rehabilitation services or Therapists in a timely fashion so that the Facility can arrange alternate sources for these services.

      2.7 Preservation of Licenses. Contractor shall not knowingly take any action or fail to take any action which may:

            (a) cause any governmental authority having jurisdiction over the operation of Facility to institute any proceeding for the rescission or revocation of any necessary license, permit, consent or approval; or

            (b) adversely affect Facility's right to accept and obtain payments under Medicare, Medicaid, or any other public or private third party medical payment program.

      2.8 Consulting. Contractor shall act as an consultant to the Facility with regards to the rehabilitation program and will make recommendations to the Facility, assist in implementation of such recommendations and maintain an ongoing assessment of progress to facilitate compliance by the Facility with all governmental or third party payor requirements. Written reports will be submitted by Contractor as may from time to time be reasonably required by Facility or applicable law.

                                   ARTICLE III
                       DUTIES AND OBLIGATIONS OF FACILITY

      3.1 Billing. Facility shall be solely responsible for billing patients and/or their respective governmental or other third party reimbursement sources for Services provided to the patients by Contractor.

      3.2 Space and Equipment. Facility shall, at its sole expense, set aside a designated work and storage area, adequate for provision of therapy services, inside Facility's premises where Contractor's Therapists can provide the Services required under this Agreement. The maintenance of the designated area or space shall be the sole responsibility of Facility. Standard equipment and supplies required for provision of therapy services shall also be provided and maintained in good repair by Facility. All additional equipment requested by Contractor shall be provided only if agreed upon by the Facility Administrator.


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

      3.3 Record Maintenance. Facility shall have primary responsibility for maintaining all patient records, including coordinating the transmittal of information required by Contractor for orderly and efficient delivery of services and applicable administrative transactions. Facility shall make available to Contractor for review and inspection, upon request, individual patient treatment records necessary for the proper evaluation, screening and treatment of, and provision of Services to, such patient. Contractor agrees to respect and abide by any and all Federal, state and local regulations pertaining to the confidentiality of patient records. Facility's responsibility for maintaining patient records shall not be deemed by Contractor to relieve Contractor of any of its responsibilities to maintain records as set forth in
Article IX, hereof.

                                   ARTICLE IV
                                  COMPENSATION

      4.1 Fee Schedule. Facility shall compensate Contractor for Services rendered to Facility's patients in accordance with attached Schedules A, B, and C subject to section 4.4, hereof Contractor shall not bill any patient or any governmental entity or other third party reimbursement sources for services rendered to a patient pursuant to the Agreement, except as may be required by applicable Federal or state law, rules or regulations.

      4.2 Invoices. Contractor shall submit to Facility within three (3) business days after the end of each month an invoice for the Services rendered to each Facility patient during the latest service period. Support for the monthly invoices shall include, among other things, (a) the name(s) of the Therapist(s) who provided the Services; (b) the name(s) of the patients to whom the Services were provided and the number of units of service provided to each patient and the total applicable charges by patient; and (c) number of units and total applicable charges relating to staff meetings, conferences and training and; (d) such other information as Facility may require.

      4.3 Payment. Subject to the provisions of Section 4.4, Facility shall remit payment in full to Contractor as shown on each invoice within thirty (30) days of the receipt of the Contractor's invoice.

      4.4   Medicare Denials.

            (a) General and Escrow. In the event that the Medicare fiscal intermediary, through a denial notice or Notice of Amount of Medicare Program Reimbursement ("NPR"), notifies the Facility that rehabilitation services rendered did not meet the applicable conditions of coverage, or that the charges for Services provided by Contractor are deemed to exceed the usual, customary and reasonable charges for said Services, or that the charges for Services provided by Contractor are deemed to exceed any applicable salary equivalency caps (collectively, a "disallowance"), Facility shall provide Contractor with a copy of the denial notice or NPR. Contractor, within ten (10) business days after receiving a copy of said denial notice or NPR, shall pay to an escrow agent reasonably acceptable to Facility (the "Escrow Agent") an amount equal to the total amount of disallowance listed in the denial notice or NPR (the "Escrow Amount") for amounts over $10,000.00. For denial notice or NPR amounts equal or less than $10,000.00, Contractor shall pay Facility directly within ten (10) business days after receiving a copy of said denial notice or NPR and Facility shall assign any of its rights to payment up to $10,000.00 to Contractor. Contractor agrees to execute an escrow agreement with Escrow Agent which provides for release of the Escrow Amount in accordance with
                  Section 4.4(b) below without any further action on the part of Contractor required for release of the Escrow Amount.

            (b) Appeal and Release of Escrow Amount. If a particular service provided by Contractor is disallowed, in full or in part by the Medicare fiscal intermediary, and the Escrow Amount is properly forwarded to the Escrow Agent as set forth in 4.4(a) above, Contractor shall, at its option, be responsible for disputing such disallowance on its own time and its own expense and shall, to the extent authorized by law, undertake the entire appeal of the disallowance as the representative of the Facility. Contractor, with the


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

                  written concurrence of Facility, may compromise or settle the disallowance for the account and on behalf of the Facility. In connection with such dispute, Facility shall cooperate with Contractor and its representatives and provide reasonable access to any of its relevant books and records. Facility shall execute any reasonable authorizations required for Contractor and Contractor's counsel to prosecute the appeal in the name of Facility. In the event the denial notice or NPR is not appealed on a timely basis or the administrative appeal is not settled within six (6) months, Facility shall be entitled to the full Escrow Amount and Contractor agrees to fully cooperate with Facility and Escrow Agent to cause the release of the Escrow Amount to Facility.

            (c) Default and Cross Default. If Contractor fails to pay Facility or fund the Escrow Amount in accordance with the provisions of this Section 4.4, Facility and all of its affiliates shall not be obligated to pay Contractor any fees owed to Contractor under this Agreement or under any other agreement executed for the benefit of Contractor by any affiliate or affiliated operator of Facility or WelCare International, Inc. or their successors.

                                    ARTICLE V
                                TERM OF CONTRACT

      5.1 Term. The term of this Agreement shall commence as of the date hereof and shall continue in full force and effect for an initial term of five ( 5 ) years. Unless either party elects to terminate this Agreement at the end of the original or any renewal term by giving written notice, in accordance with
Section 11.3 of this Agreement, to the other party at least thirty (30) days prior to the expiration of the then-current term, this Agreement shall be deemed to have been automatically renewed for successive five (5) year periods.

      5.2 Termination. This Agreement may be terminated for any reason whatsoever by either party upon thirty (30) days prior written notice, in accordance with Section 11.3 of this Agreement.

                                   ARTICLE VI
                                    INSURANCE

      6.1 General Coverage. Contractor shall submit to Facility, within 30 days of the date Contractor commences performing under this Agreement, a certificate of insurance from a licensed insurance broker indicating the Contractor has purchased, at its expense, appropriate coverage insuring the Facility for all of the following:

            (a) professional liability insurance with minimum liability limits of $1,000,000 for each incident and $3,000,000 aggregate;

            (b) general liability insurance, including personal injury on death and property damage (including theft of or damage to patient's property) in the combined single unit of not less than $1,000,000.00; and

            (c) worker's compensation, employer's liability or similar insurance for the Therapists as required by applicable law.

      6.2 Continuation, Cancellation and Updates. Such policies of insurance shall be maintained throughout the term of this Agreement and shall provide that the insurance company may not cancel any policy of insurance without providing Facility ten (10) days advance written notice. Facility may request a certificate from Contractor's licensed insurance broker from time to time.

                                   ARTICLE VII
                                 INDEMNIFICATION


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      7.1 Contractor Indemnification. Facility shall indemnify and hold
Contractor harmless from and against all claims, demands, costs, expense, liabilities and losses (including reasonable attorneys' fees) which may result as a consequence of any alleged malfeasance, negligence or medical malpractice caused or alleged to be caused by Facility, its employees, agents or contractors.

      7.2 Facility Indemnification. Contractor shall indemnify and hold Facility harmless from and against all claims, demands, costs, expenses, liabilities and losses (including reasonable attorneys' fees), which may result against Facility as a consequence of any alleged malfeasance, negligence or medical malpractice caused or alleged to be caused by Contractor, Therapists, its employees, agents or contractors.

                                  ARTICLE VIII
                         INDEPENDENT CONTRACTING PARTIES

This Agreement is an independent contract between Facility and Contractor. Neither party shall be construed in any manner whatsoever to be an employee, agent partner, joint venturer or lease party of the other, nor shall this Agreement be construed as such. Nothing in this Agreement shall be construed as limiting or restricting in any manner Contractor's right to render the same or similar services as those covered by this Agreement to other individuals and entities, including, but not limited to, other nursing home and acute care facilities. There are no other relationships or agreements related to this Agreement other than those specified herein.

                                   ARTICLE IX
                        ACCESS TO RECORDS AND INFORMATION

      9.1 General. Contractor agrees to keep and maintain records of services rendered by Contractor to Facility's patients in order to meet the requirements of any fiscal intermediary, Federal, state or local government agency, or other party, as reasonably requested by Facility, to whom billings for Contractor's Services are submitted. Contractor agrees to make all records of Facility's patients to whom Contractor has rendered Services available from time to time for Facility's inspection.

      9.2 Specific Current Records and Information to be Maintained. For the purpose of implementing Section 186 1 (v)(1)(I) of the Social Security Act, as amended, and any written regulations thereto, Contractor agrees to comply with the following statutory requirements governing the maintenance of documentation to verify the cost of services rendered under this Agreement:

      (a) until the expiration of four (4) years after the furnishing of such services pursuant to this Agreement, upon written request, Contractor shall make available to the Secretary of Health and Human Services ("Secretary of HHS") or to the Comptroller General of the United States ("Comptroller General"), or any other Federal or state agency having authority or responsibility for the payments for or supervision of Contractor's services, or any of their duly authorized representatives, all contacts, books, documents and records of Contractor that are necessary to certify the nature and extent of such costs; and

      (b) if Contractor carries out any of the duties of the contract through a subcontract, with a value or cost of $10,000 or more over a twelve
            (12) month period, with a related organization (as that term is defined 42 C.F.R. Section 405.427(b), such subcontract shall contain a clause to the effect that until the expiration of four (4) years after the furnishing of such services pursuant to such subcontract, the related organization or subcontractor, upon written request, shall make available to the Secretary of HHS, or to the Comptroller General, or any other Federal or state agency having authority or responsibility for the payments for or supervision of Contractor's services, or any of their duly authorized representatives, the subcontract, books, documents and records of such organization that are necessary to verify the nature and extent of such costs.

      9.3 Notice to Other Party of Disclosure. If either party or any subcontractor is requested to disclose any books, documents, or records, relevant to this Agreement for any purpose of an audit or investigation, such


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

party shall notify the other party as to the nature and scope of such request and shall make available to the other party all such books, contracts or subcontracts, documents, or records. By agreeing to the aforementioned, Contractor and Facility do not waive any legal rights that they have with regards to disclosure of documents or information.

      9.4 Confidentiality of Patient Information. The parties agree that all information and records obtained in the course of providing Services to the patients in the Facility shall be subject to the confidentiality and disclosure provisions of applicable ethical guidelines, federal and state statutes and regulations adopted pursuant thereto.

      9.5 Automatic Amendment to Agreement. If any existing or future Federal or state laws are determined to require additional retention of documents and records this Agreement shall be automatically amended without action required by the parties to provide for such additional retention in accordance with Section
9.2 hereinabove.

                                    ARTICLE X
            COMPLIANCE WITH TITLE VI OF THE CIVIL RIGHTS ACT OF 1964

Facility and Contractor agree to fully comply with Title VI of the Civil Rights Act of 1964 (P.L. 88-352), as amended, and all requirements imposed by and pursuant to the regulations of the United States Department of Health and Human Services issued pursuant to such Title VI, so that no person in the United States of America shall, on the grounds of sex, race, color, handicap or national origin, be excluded from participation in, be denied the benefits of, or be otherwise subjected to discrimination under any program or activity provided by Facility or Contractor.

                                   ARTICLE XI
                                  MISCELLANEOUS

      11.1 Confidentiality. Each party hereto acknowledges that they will receive from time to time confidential information regarding the other party. Each party agrees to maintain any such information in confidence and not to disclose the same to any third party except in furtherance of this Agreement. Contractor shall not use any information gathered at Facility for any purpose not contained in this Agreement without Facility's written permission, including, but not limited to my general statistical presentations whether nor not they reference Facility.

      11.2 Controlling Law. This Agreement and all questions relating to its validity, interpretation, performance and enforcement, shall be governed by and construed in accordance with the laws of the state of Georgia and both parties agree that any dispute among them that arise that needs to be decided in a court of law shall be brought in either the Federal Court, Atlanta Division of the Northern District of Georgia or the Superior Court of Fulton County, Georgia.

      11.3 Notices. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received upon actual receipt of registered or certified mail, postage prepaid, return receipt requested, or upon delivery by overnight mail services, addressed as set forth below:

            (i)   If to Contractor: Paragon Rehabilitation, Inc.
                                    3100 West End Ave, Suite 470
                                    Nashville, TN 37203
                                    Attn:  President/CEO

            (ii)  If to Facility: Evangeline of Albemarle
                                  620 Heatwood Drive
                                  Albemarle, NC 28001
                                  Attn:  Administrator


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

                  With a copy to:  Nelson Mullins Riley & Scarborough, L.L.P.
                                   1201 Peachtree Street
                                   400 Colony Square
                                   Suite 2200
                                   Atlanta, Georgia 30361
                                   Attn: Paul A. Quiros, Esquire

Any party may change the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section for the giving of notice.

      11.4 Assignment. Without the written consent of the other party, this contract cannot be assigned, except to an affiliate or successor entity of either party.

      11.5 Entire Agreement and Amendment. This Agreement and the Schedule(s) hereto contain the entire understanding between the parties hereto with respect to the subject matter, and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written. Except as stated herein, including section 9.5 hereinabove, neither this Agreement nor the attached Schedules may be modified or amended other than by an agreement in writing.

      11.6 Incorporation. All Schedules, Exhibits, and Addenda attached hereto are hereby incorporated by reference into, and made a part of, this Agreement.

      11.7 Partial Invalidity. If any term, provision, covenant, or condition of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the provisions shall remain in full force and effect and shall in no way be affected, impaired, or invalidated. The parties recognize that this Agreement, at all times, is subject to applicable state, local and Federal law including, but not limited to, the Social Security Act, the rules and regulations and policies of the U.S. Department of Health and Human Services, and all public health and safety provisions of state law and regulation. The parties further recognize that the Agreement shall be subject to any amendments in such laws and regulations. Any provisions of law that invalidate or otherwise are inconsistent with the terms of this Agreement or that would cause one or both of the parties to be in violation of law, shall be deemed to have superseded the terms of this Agreement, provided, however, that the parties shall exercise their best efforts to accommodate the terms and intent of this Agreement to the greatest extent possible consistent with the requirements of law.

      11.8 Survival. The following provisions of this Agreement shall survive the expiration and termination of this Agreement for any reason: Article IX and Sections 3.3, 4.2, 4.4, 6.2, 7.1, 7.2 11.1 and 11.2.

      11.9 Section Headings. The Article and section headings contained in this Agreement are for reference purposes only and will not affect how this Agreement is to be construed and interpreted.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement on the data first above written.

                                    d/b/a Paragon Rehabilitation, Inc.

                                    By: /s/ Lawrence W. Lepley
                                        ----------------------------------------
                                    Its: President


                                    FACILITY:  Evangeline of Albemarle

                                    By: /s/ Steve Goings
                                        ----------------------------------------
                                    Its: Administrator

Agreement Form Expires: May 31, 2001


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

THERAPY SERVICES AGREEMENT

Schedule A


Fee Schedule - Physical Therapy

Contractor shall provide physical therapy services to Facility's patients for the lesser of the usual, customary or reasonable charges or as follows:

Facility agrees to pay for the above services at rates specified by the Salary Equivalency Guidelines as published in the Federal Register dated September 30, 1983 and in accordance with the requirements of Chapter 14 of the Provider Reimbursement Manual (together the "Guidelines") based upon labor logs documenting time in the Facility.

The rates will automatically be adjusted on the earlier of the beginning of the Facility's new cost report fiscal year in accordance with the Guidelines or when the Guidelines change.

The rates may also be adjusted by any additional, substitutionary or subsequent laws or regulations to the Guidelines.

Current rates are as follows:

Physical Therapy Supervisor   NA

Physical Therapist            $34.84

RPTA                          $26.13

Physical Therapy Aide         $10.71

Travel Allowance              $17.42 for RPT/$13.07 for RPTA

Special TVL Allowance


Contractor will begin delivery of physical therapy services under this Agreement as of the following date: June 1, 1996.

1. $2.50 Standard Travel Allowance should be added to the RPT and RPTA. Rates above do not include this amount.


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

THERAPY SERVICES AGREEMENT

Schedule B

Fee Schedule - Occupational Therapy

Facility agrees to pay for occupational therapy services performed for in-patients and out-patients of Facility as follows:

Occupational Therapy Consulting Services $23.75 per unit

Each unit of service equals fifteen (15) minutes of a therapist's time, including evaluations, delivery of patient therapy, preparation of treatment plan, documentation, writing reports, but excluding travel and personal time for which no charge is made.

The schedule of charges set forth above may be changed by Contractor at any time upon thirty (30) days notice of Facility. Facility's objection to any fee increase and failure of the parties to agree within such thirty (30) days thereafter regarding fees will constitute "cause" for termination of this Agreement.

Contractor will begin delivery of occupational therapy services under this Agreement as of the following date: June 1, 1996.


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

THERAPY SERVICES AGREEMENT

Schedule C


Fee Schedule - Language Pathology Services

Facility agrees to pay for speech or language pathology services performed for inpatients and outpatients of Facility as follows:

Speech Therapy Consulting Services $23.75 per unit

Each unit of service equals fifteen (15) minutes of a therapist's time, including evaluations, delivery of patient therapy, preparation of treatment plan, documentation and writing reports, but excluding travel and personal time for which no charge is made.

The schedule of charges set forth above may be changed by Contractor at any time upon thirty (30) days notice to Facility. Facility's objection to a fee increase and failure of the parties to agree within such thirty (30) days thereafter regarding fees will constitute "cause" for termination of this Agreement.

Contractor will begin delivery of speech therapy services under this Agreement as of the following date: June 1, 1996.


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

                                SCHEDULE 10.43

      Paragon has entered into agreements substantially identical to Exhibit
10.43 as follows:

      1. Direct Therapy Services Agreement effective as of May 1, 1996 with THS of Cary for Cary, North Carolina facility.

      2. Direct Therapy Services Agreement effective as of April 1, 1996 with Evangeline of Lenoir for Lenoir, North Carolina facility.

      3. Direct Therapy Services Agreement effective as of April 1, 1996 with Evangeline of Woodfin for Woodfin, North Carolina facility.

      4. Direct Therapy Services Agreement effective as of December 5, 1996 with The Health Rehabilitation Centre at Dolphins View for St. Petersburg, Florida facility.

      5. Direct Therapy Services Agreement effective as of June 1, 1996 with THS of Charlotte for Charlotte, North Carolina facility.

      6. Direct Therapy Services Agreement effective as of August 1, 1996 with Libby Care Center for Libby, Montana facility.

      7. Direct Therapy Services Agreement effective as of June 1, 1996 with Evangeline of Archdale for Archdale, North Carolina facility.

      8. Direct Therapy Services Agreement effective as of April 22, 1996 with Tri-State Health and Rehab Center for Clarkston, Washington facility.

      9. Direct Therapy Services Agreement effective as of June 1, 1996 with THS of Kannapolis for Kannapolis, North Carolina facility.

      10. Direct Therapy Services Agreement effective as of May 1, 1996 with Evangeline of King for King, North Carolina facility.

      11. Direct Therapy Services Agreement effective as of January 1, 1997 with CHPC for Olathe, Kansas facility.

      12. Direct Therapy Services Agreement effective as of July 1, 1996 with Pinewood Care Center for Coeur d'Alene, Idaho facility.

      13. Direct Therapy Services Agreement effective as of April 1, 1996 with Montclair Nursing Center for Omaha, Nebraska facility. A material detail in which this agreement differs from Exhibit 10.43 is that this agreement automatically renews for successive one (1) year periods.

      14. Direct Therapy Services Agreement effective as of March 1, 1996 with Grant Park Care Center for Washington, D.C. facility. A material detail in which this agreement differs from Exhibit 10.43 is that this agreement automatically renews for successive one (1) year periods.

      15. Direct Therapy Services Agreement effective as of May 1, 1996 with Wilora Lake Healthcare Center for Charlotte, North Carolina facility.

      16. Direct Therapy Services Agreement effective as of July 1, 1996 with The Oaks at Sweeten Creek for Arden, North Carolina facility.


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